Exhibit 99.1

STRATA Skin Sciences Announces Board of Directors Transition

Horsham, Pa, December 9, 2021 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, announced that Douglas Strang was appointed to the Board of Directors, effective October 27, 2021. Mr. Strang will assume the role of Audit Committee Chair upon the departure of LuAnn Via, who will step down from the Board on December 31, 2021 as part of a planned transition.

“We are delighted that Doug has join the STRATA leadership team,” said William Humphries, Chairperson of the Board of Directors at STRATA Skin Sciences. “He has spent his extensive career in life sciences and guided a multitude of organizations through successful strategic financial and operational advancement.  His experience will be vital as we continue to drive momentum worldwide for STRATA’s XTRAC laser system within the dermatology market.”

Douglas Strang, formerly a partner at PwC, retired following a 35 year career with the firm. At the time of his retirement, he served as Global Pharmaceuticals & Life Science Advisory Leader. Mr. Strang began in the audit practice, where he performed financial audits, primarily in the healthcare industry. He later transitioned into forensic and risk practice where he led various projects, including; board appointed financial investigations, fraud and abuse matters in the life sciences industry and other healthcare compliance regulatory matters. He also has significant experience in the area of merger and acquisitions, where he assisted his clients with financial due diligence and merger integration. Mr. Strang also served as the US Pharmaceutical and Life Sciences Advisory Leader from 2009, from which he transitioned to the European leader in 2019. The PwC practice he led focused on providing value-added solutions across the Life Sciences value chain, including; M&A, R&D, manufacturing and supply chain, commercial and finance operations. Mr. Strang is a Certified Public Accountant in the Commonwealth of Pennsylvania and holds a BS degree in accounting from Penn State University and an MBA from Villanova University.

“STRATA has an excellent opportunity for growth and expansion within the dermatology market and I am pleased to be a part of this qualified team, including assuming the role of Audit Chair at year end,” said Mr. Strang. “It’s an exciting time for the company and believe they are well positioned as we head into 2022 and beyond.”

“On behalf of the entire Board, we want to thank LuAnn for her nine years of service and guidance on our Board,” added Mr. Humphries. “Her many contributions have been invaluable, and we wish her well on any future endeavors.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® and Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC and recently acquired Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Investor Contact

Jack Droogan
(203) 585-4140
ir@strataskin.com